Exhibit 99

January 26, 2005

National Financial Partners Announces Acquisitions

NEW YORK—National Financial Partners Corp. (NYSE: NFP) today announced that it has acquired eight firms effective January 1, 2005. The acquired firms operate in NFP’s three core business lines: life insurance and wealth transfer, corporate and executive benefits and financial planning and investment advisory services.

“NFP is pleased to announce the acquisition of such a strong group of firms,” said Jessica Bibliowicz, Chairman and Chief Executive Officer. “Not only do these firms and their outstanding management teams bring a commitment to their clients and dedication to growing their businesses, but they add a wide range of expertise that can benefit the entire family of NFP’s firms and their clients.”

The eight firms in aggregate generated approximately $24.9 million in revenue in 2004. NFP agreed to pay the acquisition consideration in a combination of cash and common stock. The payments for six of the acquisitions included $20.6 million in cash and the issuance of approximately 298,000 shares of NFP common stock. These transactions are consistent with the structure and economics of NFP’s prior acquisitions. The remaining two transactions were sub-acquisitions in which NFP’s share of the purchase price was approximately $2.6 million in cash and the issuance of approximately 9,000 shares of NFP common stock. One of the sub-acquisitions operates in the property and casualty business. In total, NFP acquired base earnings of $6.2 million effective January 1, 2005. The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners’ compensation of acquired firms that NFP capitalizes at the time of acquisition.

Ms. Bibliowicz added, “We remain committed to acquiring high quality firms such as the eight announced today. Our pipeline remains strong and we reaffirm our acquisition budget for 2005.”

About National Financial Partners Corp.

Founded in 1998, NFP is a leading independent distributor of financial services products to high net worth individuals and growing entrepreneurial companies. NFP is headquartered in New York and operates a national distribution network with over 1,500 producers in 40 states and Puerto Rico consisting of over 145 owned firms and over 190 affiliated third-party distributors.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:		Media Relations:

Mark Biderman	Caleb Noel	Elliot Holtz
National Financial Partners	National Financial Partners	National Financial Partners
ir@nfp.com	ir@nfp.com	communications@nfp.com
212-301-4070	212-301-4033	212-301-4060